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                                    GANTOS, INC.

FOR IMMEDIATE RELEASE                                     CONTACT: DAVID NELSON
                                                                 (203-358-0294)

                         GANTOS, INC. ANNOUNCES EXECUTION OF
                        MERGER AGREEMENT WITH HIT OR MISS INC.

     STAMFORD, CT, May 13, 1998 -- Gantos, Inc. (Nasdaq:GTOS) announced that it has signed an Agreement and Plan of Merger with Hit or Miss Inc. and HOM Holding, Inc., the sole stockholder of Hit or Miss, regarding the merger of HOM Holding with and into Gantos. Pursuant to the merger agreement, Gantos would acquire Hit or Miss for an aggregate of approximately 7.4 million shares of Gantos common stock and warrants to purchase 1.25 million shares of Gantos common stock for $1.50 per share. The warrants would not be immediately exercisable.

     In the merger, Access Capital Partners, L.P., the principal stockholder of HOM Holding will receive approximately 7.0 million shares, or approximately 47% of the issued and outstanding common shares of the surviving corporation and, upon exercise of the warrants, if and when exercised, Access Capital and affiliated entities will have received approximately 8.2 million shares, or approximately 50% of the issued and outstanding common shares of the surviving corporation. Following the completion of the merger, the Board of Directors of the surviving corporation (which will continue as Gantos, Inc.) will consist of seven individuals, three of whom will be nominees of HOM Holding and four of whom will be continuing Board members of Gantos. The Bylaws will initially provide that substantially all actions of the Board of Directors of the surviving corporation will require the affirmative vote of more than 70% of the Board. Hit or Miss will be operated as a separate subsidiary of Gantos. The Company expects, subject to the satisfaction of all conditions, to consummate the merger on or before August 31, 1998. Under certain conditions, if the merger agreement is terminated or the merger is not consummated, Gantos or HOM Holding may be entitled to a fee as liquidated damages.

     Gantos and HOM Holding have also entered into a voting agreement whereby Access Capital and certain other stockholders of HOM Holding, who collectively own approximately 96% of the equity of HOM Holding have agreed to vote in favor of the merger at the HOM meeting, and so long as they own shares, to elect the Gantos continuing Board members to the Board of Directors for a period of three years.

     In connection with the merger, the parties have received a proposal, which has received credit committee approval, to refinance the working capital facilities of Gantos and Hit or Miss into a combined $60 million facility. The consummation of the transactions contemplated by the merger agreement is subject to several material conditions including, among others, the consummation of the above-described financing, the approval of the merger by the stockholders of Gantos and HOM Holding, the waiver of certain covenants of the debtholders of Gantos and

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Hit or Miss, the receipt of all approvals under the Hart-Scott-Rodino
Antitrust Improvements Act and the absence of adverse changes to the businesses of Gantos and Hit or Miss.

     Arlene Stern, President & Chief Executive Officer of Gantos, stated that "We are pleased to partner with Hit or Miss in a merger, which we view as a significant step in improving our position in the women's apparel marketplace. While we recognize the individuality of our two retail formats and that we target a different customer base, both companies believe that there are significant synergies to make this a strong combination. Our respective executive teams have already identified a number of potential operational commonalities where financial synergies exist. During the merger process, our focus will be maintaining our businesses, vendor and landlord relationships and service to our customers. Our strategy going forward is to build on mutual strengths in merchandise sourcing, operational effectiveness, and distribution capabilities, in order to improve our long-term profitability."

     Nesim Avigdor, President & Chief Executive Officer of Hit or Miss stated that "Hit or Miss is delighted with the opportunities this merger represents. We look forward to working with our new partners at Gantos to develop a new company which we hope will generate significant returns to our investors, present outstanding values to our customers and provide outstanding opportunities for our employees."

     This news release contains forward-looking statements, which are based on Gantos' expectations and are subject to a number of risks and uncertainties, certain of which are beyond Gantos' control. Actual results could vary materially from expected results due to a variety of factors, including, but not limited to, the Company's ability to stem recurring losses from operations which led Gantos' independent accountants to issue a "going concern" opinion for the financial statements for the year ending January 31, 1998, the general performance of the economy, specifically as it affects the retail apparel industry, the Company's ability to amend its Indenture or refinance the related notes, the Company's ability to comply with the Fleet facility liquidity requirements, the level of support of the Company's trade creditors and factors, the Company's comparable store sales changes, the Company's ability to obtain merchandise, and other factors applicable to Gantos and its business referred to in the Securities and Exchange Commission filings of Gantos, particularly Gantos' Annual Report on Form 10-K for the year ended January 31, 1998.

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